Exhibit 10.1

SEPARATION, SEVERANCE AND RELEASE

AGREEMENT

THIS SEPARATION, SEVERANCE AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between ClearSign Combustion Corporation (“CLIR”), and Richard F. Rutkowski, an individual (“Executive”).

WHEREAS, Executive and CLIR entered into that certain Employment Agreement dated January 1, 2012, as amended by a First Amendment to Employment Agreement dated March 10, 2014 (the “Employment Agreement”), specifying the terms under which CLIR would employ Executive;

WHEREAS, CLIR and Executive agree that Executive will resign all of his positions in CLIR; and

WHEREAS, Executive and CLIR wish to enter into this Agreement, without any admission of liability, but solely to avoid uncertainty, controversy, litigation and expense.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Resignation Date. Executive’s employment by CLIR will end on December 9, 2014 (the “Last Day of Employment”) for all purposes. Executive will be deemed to have resigned from CLIR’s board of directors on the Last Day of Employment. Except as expressly provided herein, the Employment Agreement is terminated as of the Last Day of Employment.

2. Payments to Executive. On the Last Day of Employment, CLIR will pay to Executive: (a) Executive’s accrued but unpaid annual salary through the Last Day of Employment, equal to $9,982.00; (b) the value of Executive’s accrued but unused vacation pay through the Last Day of Employment, equal to $24,901.00; and (c) approved business expenses incurred prior to the Last Day of Employment and evidenced through proper documentation, if any. CLIR further shall pay .Executive’s present annual salary through the current term of the Employment Agreement ending as of January 1, 2017 (the “Payment Period”), payable pursuant to CLIR’s regular payroll schedule. Such annual salary payments shall not be subject to any cost of living adjustments. Further, CLIR will pay to Executive the sum of $60,000 as an annual bonus for 2014, within 30 days of approval by the Board of Directors of a bonus pool. Employee shall be allowed to continue to participate in employee benefit plans described in Section 5(d) of the Employment Agreement for twelve (12) months following the Last Date of Employment, at CLIR’s expense. All payments refrenced in this Section 2 shall be subject to all applicable payroll deductions.

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3. General Release. For good and valuable consideration as described herein, the receipt and sufficiency of which are hereby acknowledged, Executive, individually and on behalf of Executive’s representatives, heirs, successors and assigns, hereby releases and absolutely forever discharges CLIR, its predecessors, successors, parents, partners, subsidiaries, affiliates, agents, assigns, insurers, representatives, officers, directors, principals, shareholders, and attorneys, from the past, present and future, of and from any and all claims, demands, debts, liabilities, obligations, and causes of actions of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, which Executive may have or ever had, including without limitation those arising from or relating to the Employment Agreement, Executive’s offer of employment with CLIR, employment with CLIR, contracts with CLIR (other than any stock option award agreements that continue in effect subject to and in accordance with Section 6 hereof), termination of employment with CLIR, or Executive’s efforts to find subsequent employment. This release includes, but is not limited to, any claims, demands, causes of action, or liabilities arising under (a) Title VII of the Civil Rights Act of 1964 (race, color, religion, maternity or pregnancy, sex and national origin discrimination); (b) 42 U.S.C. §1981 (race discrimination); (c) 29 U.S.C. §§621-634 (age discrimination); (d) 29 U.S.C. §206(d)(1) (equal pay); (e) Executive Order 11246 (race, color, religion, sex and national original); (f) Executive Order 11141, (age discrimination); (g) Older Workers Benefit Protection Act of 1990 (age discrimination); (h) §503 of the Rehabilitation Act of 1973 (disabilities discrimination); (i) the Civil Rights Act of 1991 (discrimination), (j) the Age Discrimination in Employment Act of 1967 (“ADEA”); (k) Washington State Law Against Discrimination, Revised Code of Washington section 49.60; (l) claims with any division of the Washington State Department of Labor and Industries, (m) Washington Industrial Safety and Health Act; (n) Washington Family Care Act; (o) Seattle Municipal Code, SMC 14.04.030-0,40 (discrimination) (p) any other federal, state or local laws or regulations prohibiting employment discrimination, and (q) any amendments or additions to any of the federal, state or local laws or regulations mentioned above. This waiver and release also includes, but is not limited to, any claims, demands, causes of action, or liabilities arising under or in relation to any oral or written representations or statements or under any state or federal law regulating wages, hours, compensation or employment or any claim for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, or defamation.

4. Knowing Waiver of Known and Unknown Claims. Other than pursuant to any stock option award agreements that continue in effect subject to and in accordance with Section 6 hereof, it is understood and agreed that Section 3 herein is intended to be a full and final release covering all known as well as all unknown or unanticipated injuries, debts, claims or damages, of any kind, arising from acts, omissions or events prior to the Last Day of Employment. Executive waives any and all rights or benefits which he may now have, under the terms of any statute or law that purports to limit such a release.

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5.  Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA. Executive also acknowledges that the Severance Consideration provided for in Section 6 is in addition to anything of value to which Executive is otherwise entitled and constitutes sufficient consideration for the waiver and release in Sections 3 and 4 hereof. Executive further acknowledges that Executive has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that: (a) Executive’s waiver and release does not apply to any rights or claims that may arise after the execution of this Agreement based on acts, omissions or events arising after the Last Day of Employment; (b) Executive should consult with an attorney prior to executing this Agreement; (c) Executive has twenty-one (21) days to consider this Agreement (although Executive may by Executive’s own choice execute this Agreement earlier); (d) under the ADEA, Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which such revocation period has expired. If Executive has not executed this Agreement and delivered his executed signature page by email of a PDF to the Chairman of the Nominating & Corporate Governance Committee (“NCGC”) of the Board of Directors of CLIR (Scott Isaacson) by the expiration of the twenty-one (21)-day consideration period referenced in this Section 5, the offer of the Severance Consideration in this Agreement will expire, and Executive will have no right or claim to the Severance Consideration or any portion of the Severance Consideration. Executive may revoke this Agreement only by giving CLIR written notice of Executive’s revocation of this Agreement, by email to Scott Isaacson, Chairman of the NCGC of CLIR, to be received by Mr. Isaacson by the close of business on the seventh (7th) day following execution of this Agreement by the parties hereto.

6. Severance Consideration. As consideration for the foregoing release, and provided that Executive does not revoke this Agreement within the revocation period referred to Section 5 herein, CLIR shall allow for acceleration of vesting of one-half of Executive’s stock options that would otherwise remain unvested as of January 2, 2015 and any unvested stock options that are scheduled to vest from the date of this Agreement through January 1, 2015, which shall be deemed vested as of the end of the revocation period referred to in Section 5 (the “Severance Consideration”). Executive and CLIR agree that, except as expressly addressed in this Section 6, all rights with respect to Executive’s stock options shall be governed by Section 6 of the CLIR 2011 Equity Incentive Plan and Sections 6(a) and 6(f) of the Stock Option Award Agreements, Award Numbers 1, 7 and 21, between CLIR and Executive.

7.  No Other Amounts Owing or Other Rights. Executive acknowledges that, other than the payments to be made to Executive under Sections 2 and 6 hereof, Executive has received all amounts, including all compensation and benefits, due to Executive from CLIR and that CLIR shall owe Executive nothing further after Executive receives the amounts payable to Executive under Sections 2 and 6 hereof.

8. Executive Covenants.

(a) Covenant Not To Sue. Executive will not file, initiate or cause to be filed or initiated, any claim, charge, suit, complaint, action, or cause of action regarding the matters released in this Agreement, nor will he participate, assist or cooperate, directly or indirectly, in any action or proceeding regarding CLIR, whether before a court or administrative agency, unless required by law. Executive represents that Executive has not already initiated a claim, charge, suit, complaint, action or cause of action regarding the matters released in this Agreement.

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(b) Continuing Obligations of Confidentiality. This Agreement does not affect Executive’s continuing obligations as set forth in paragraph 3(b) of the Employment Agreement (Proprietary Property; Confidential Information), which shall survive the termination of Executive’s employment with CLIR, or as otherwise mandated by applicable law.

(c) Non-Solicitation and Non-Competition. As a material condition to the Severance Consideration, Executive agrees that the provisions of Section 3(a) of the Employment Agreement (Nonsolicitation) shall survive so long as Executive is receiving the payments and other consideration pursuant to Sections 2 and 6 hereof, notwithstanding the one year expiration of the Nonsolicitation Covenant in Section 3(a) of the Employment Agreement. In addition, Executive agrees that he will not accept any employment with or serve as a contractor or otherwise provide services to any business unit, segment or division of a company, or any entire business, that directly or indirectly competes with CLIR’s products or technology, and will not otherwise directly or indirectly compete with CLIR, for so long as Executive is receiving payments and other consideration pursuant to Sections 2 and 6 hereof.

(d) Non-Disparagement. Executive will not disparage CLIR or its employees, directors, officers, agents, attorneys, or its present or prospective clients or customers. CLIR will not disparage Executive. Nothing herein shall prohibit good faith disclosures made by a party or the party’s legal, tax, insurance or financial advisors, and nothing herein shall prohibit any party from making truthful statements in any legal or regulatory or legal proceeding or in public filings mandated by law or regulation.

(e) Cooperation. Executive will cooperate with CLIR by responding promptly to reasonable inquiries of CLIR regarding business issues and by providing such other information and assistance as CLIR may reasonably request from time to time to aid CLIR in the orderly transition of its business. Without limiting the foregoing, Executive will cooperate with CLIR regarding any pending or subsequently filed litigation, proceeding, regulatory action, inquiry, investigation or claim involving CLIR that relates to matters within the Executive’s knowledge or responsibility, by, among other things (i) meeting with CLIR’s representatives and legal counsel at mutually convenient times and places; (ii) providing truthful testimony by declaration or affidavit, at deposition, or in any court, agency or arbitration tribunal; (iii) notifying CLIR within three (3) business days if Executive is contacted by any party adverse to CLIR or any representative of such a party; and (iv) not assisting any party adverse to CLIR or any representative of such a party, other than as required by law.

(f) Remedy for Breach of Covenants. Executive agrees that a breach of any of the covenants in this Section 8 will result in irreparable harm to CLIR, that any remedy at law will be inadequate to cure such a breach, and that in the event of a breach of any of the covenants in this Section 8 CLIR shall be entitled to injunctive relief in addition to any other rights or remedies which CLIR may have at law or in equity. Any breach of the executive covenants set forth in this Section 8 shall be deemed material.

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9.  Press Releases and Public Statements. Executive agrees that he will not issue any press releases, public announcements or company-wide statements other than as expressly approved in advance by CLIR. The timing and content of any and all press releases, public announcements and any other communications with CLIR’s employees, customers and vendors will be submitted to CLIR in advance for approval.

10. Compromise and Settlement. It is understood and agreed that this is a compromise agreement to resolve and settle all differences arising out of Executive’s employment with CLIR and subsequent termination. Any and all claims by Executive against CLIR are disputed and the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability or of the existence of any obligation or contractual relations. This Agreement does not create an inference or admission and does not evidence, in any degree, the truth or correctness of any claims against CLIR. CLIR expressly denies liability for any and all claims.

11. Company Property. Executive shall return to CLIR within two business days from the Last Day of Employment all programs, code, algorithms, documents, files, electronic files, data, mobile devices, computers, parking cards, keys, supplies and any and all other property prepared or received by Executive or made available to Executive by CLIR in connection with his company-issued laptop computer and iPad, and all copies of the keys, card-keys and files, including without limitation all copies of the investor power point presentation in Executive’s possession or control.

12. Arbitration of Disputes. This Agreement shall be interpreted according to Washington law, in Seattle, Washington, without regard to its conflict of interest principles. Any claim or controversy arising from this Agreement shall be resolved by arbitration before a single arbitrator of JAMS in accordance with its Comprehensive Arbitration Rules and Procedures and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The single arbitrator shall be selected by mutual agreement of Executive and CLIR. If such agreement cannot be reached the arbitrator shall be selected according to the procedures of the JAMS. The single arbitrator shall award the prevailing party all arbitration costs, arbitrator fees, reasonable attorneys’ fees and costs incurred by the prevailing party in connection with the arbitrated claims. The arbitrator shall have authority to issue any remedy or relief that a court of competent jurisdiction could award, order or grant including, without limitation, a preliminary or permanent injunction. Notwithstanding the foregoing, either party may, without inconsistency with this provision, apply to any court having jurisdiction for interim, provisional injunctive or equitable relief until the arbitration award is rendered and the controversy otherwise is resolved.

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13. Notices. Except as provided in Section 5 hereof, any communication between the parties related to this Agreement shall be deemed received by the intended recipient to the extent that it is conveyed via certified mail, return receipt requested, by reputable overnight courier such as FedEx, or by facsimile with confirmation of transmission, to the recipient’s address or facsimile number set forth below (or to such alternative address or facsimile number conveyed by notice in accordance with this Section 13):

TO CLIR	TO EXECUTIVE

ClearSign Combustion Corporation	Richard F. Rutkowski
12870 Interurban Avenue South
Seattle, WA 98168
Attention: Principal Executive Officer
Fax No.: (206) 299-3553

14.  Executive Representations. Executive acknowledges that he has had the opportunity to consult with an attorney, that Executive has read and understood the terms of this Agreement, that Executive is fully aware of its contents and of its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, that all agreements and understandings between the parties are embodied and expressed in the Agreement, that this Agreement is the result of negotiation, and that Executive enters into this Agreement freely, without coercion, and based on Executive’s informed judgment and not in reliance upon any representations or promises made by CLIR, other than those contained in this Agreement.

15.  General Provisions. This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings, whether oral or in writing, between the parties pertaining to the subject matter of this Agreement. No promise or representation has been made by any party or party representative, other than those contained in this Agreement. No breach of any provision of this Agreement may be waived unless in writing and any waiver is not a waiver of other acts or provisions. This Agreement may be amended only by written agreement of the parties. This Agreement may be signed in counterparts and delivered electronically by facsimile or email of a PDF, each of which shall be deemed an original. Each provision of this Agreement shall be construed as jointly drafted. Each party shall pay its or his own attorneys’ fees and costs incurred due to the negotiation or signing of this Agreement and the matters released in the Agreement.

[SIGNATURES FOLLOW]

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RICHARD F. RUTKOWSKI	CLEARSIGN COMBUSTION CORPORATION

/s/ Richard F. Rutkowski	By:	/s/ Scott Isaacson
	Its:	Director
Dated: 12/10/2014
Dated: December 10, 2014

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